Exhibit (b)(iii)

As of December [●], 2025

Citibank, N.A.

388 Greenwich Street

New York, New York 10013

Attention: Depositary Receipts Services

Ladies and Gentlemen:

Reference is hereby made to that certain (i) Second Amended & Restated Deposit Agreement, dated as of April 7, 2017 (the “Preferred Shares Deposit Agreement”), by and among Azul S.A. (the “Company”), a company organized under the laws of Federative Republic of Brazil, Citibank, N.A., a national banking association organized under the laws of the United States of America, as Depositary (the “Depositary”), and the Holders and Beneficial Owners of American Depositary Shares (the “Preferred Share ADSs”) representing the Company’s preferred shares (the “Preferred Shares”) issued thereunder, and (ii) Master Restricted ADS Letter Agreement, dated as of February 21, 2025 (the “Preferred Shares Master RADS Letter Agreement”), by and between the Company and the Depositary. Except as specifically set forth herein, capitalized terms used herein without definition shall have the meaning assigned thereto in the Preferred Shares Deposit Agreement.

The purpose and intent of this Letter Agreement (the “Letter Agreement”) is to supplement the Preferred Shares Deposit Agreement in connection with the following transactions (collectively, the “Transaction”) resulting from the Joint Chapter 11 Plan of Reorganization of the Company and its debtor affiliates, as amended from time to time (as so amended, the “Chapter 11 Plan”):

(i)  The Assignment of Claims (the “Claims Assignment”) by the Holders of the 1L Notes Claims (as defined in the Chapter 11 Plan and hereinafter used as so defined) of the 1L Notes Claims (as defined in the Chapter 11 Plan and hereinafter used as so defined) to the 1L Creditors’ Entity (as defined in the Chapter 11 Plan), and by the Holders of the 2L Notes Claims (as defined in the Chapter 11 Plan and hereinafter used as so defined) of the 2L Notes Claims (as defined in the Chapter 11 Plan and hereinafter used as so defined) to the 2L Creditors’ Entity (as defined in the Chapter 11 Plan and hereinafter used as so defined);

(ii)  The Company’s Extraordinary General Shareholders’ Meeting (the “Common Shares Limit EGM”) held on December 16, 2025 to remove the limitations in place regarding the maximum number of Common Shares of the Company (the “Common Shares”) that may be issued in capital increases carried out within the Company’s authorized capital limit;

(iii)  The Public Equitization Offer (the “Equitization Offer”) of Common Shares, Preferred Shares and Subscription Warrants (the “Equitization Warrants”) to equitize of 1L Notes Claims, 2L Notes Claims and Convertible Debentures (as defined in the Chapter 11 Plan and hereinafter used as so defined) upon the terms described in the Chapter 11 Plan (the “Equitization”), including Common Shares and Preferred Shares to be delivered in the form of American Depositary Shares to non-Brazilian investors;

(iv)  The Priority Rights of the Company’s current shareholders arising in connection with the Equitization Offer (the “Priority Rights”);

(v)  The Company’s Extraordinary General Shareholders’ Meeting (the “Preferred Shares Conversion EGM”) to be held to, inter alia, approve the conversion of all of the Company’s Preferred Shares into Common Shares (the “Conversion of Preferred Shares”);

(vi)  The liquidation of the 1L Creditors’ Entity and the 2L Creditors’ Entity (the “Liquidation of the Creditors’ Entities”); and

(vii)  The Company’s Equity Rights Offer (the “ERO”) as described in the ERO Procedures that are part of the Chapter 11 Plan, including the issuance of Common Shares as part of the ERO to be delivered in the form of American depositary shares.

The Company hereby informs the Depositary that:

(i)  The Chapter 11 Plan was confirmed on December 12, 2025;

(ii)  The Claims Assignment occurred effective December 19, 2025. The 1L Creditors’ Entity is Azul 1L Creditors’ Entity Ltd., a Cayman Islands exempted company with limited liability. The 2L Creditors’ Entity is Azul 2L Creditors’ Entity Ltd., a Cayman Islands exempted company with limited liability;

(iii)  The Common Shares Limit EGM was held on December 16, 2025;

(iv)  The 1L Creditors’ Entity is required to exercise their Equitization Warrants promptly following the public offer;

(v)  The 2L Creditors’ Entity is permanently restricted from exercising its Equitization Warrants, which will be cancelled immediately following the public offer;

(vi)  The Preferred Shares Conversion EGM is scheduled to be held on January 9, 2026;

(vii)  Immediately prior to the launch of the ERO (such date, the “Initial Distribution Date”), the Holders of 1L Notes Claims assigned to the 1L Creditors' Entity pursuant to the Claims Assignment, and the Holders of 2L Notes Claims assigned to the 1L Creditors' Entity pursuant to the Claims Assignment, in each case that have provided or caused to be provided to the Company, on or prior to the Initial Distribution Date, the requisite information and documentation required under the Plan to effect delivery of their distributions (the “Required Information”), are to receive the applicable Azul ADSs held by the Creditors' Entities as a dividend in kind; provided that any such Holder that has not provided the Required Information on or prior to the Initial Distribution Date shall not receive such ADSs on the Initial Distribution Date, but shall instead receive its distribution promptly following delivery of the Required Information in accordance with the Plan; provided, further, that any such Holder that does not deliver the Required Information within 180 days after the Effective Date (as defined by the Plan) (or such longer period as may be permitted under the Plan) may have their entitlement to receive Azul ADSs forfeited pursuant to the provisions of the Plan;

(viii)  Pursuant to the Chapter 11 Plan, holders of 1L Notes Claims and the holders of 2L Notes Claims agreed that the Common Shares and Preferred Shares issued to the Creditors’ Entities as part of the Equitization Offer are subject to lock up (the “Lock-Up Agreement”) prohibiting the transfer of Azul shares (except for certain transfers required as a result of a change in law);

(ix)  Prior to the Liquidation of the Creditors’ Entities, the Creditors’ Entities will be required to sign and deliver to the Company powers of attorney (each, a “Management PoA”) in favor of the Company’s management authorizing the holders of the powers of attorney to vote the Azul shares held by the Creditors’ entities in favor of the restructuring of the Company as contemplated in the Chapter 11 Plan;

(x)  Prior to the Liquidation of the Creditors’ Entities, the Holders of Convertible Debentures will be required to (i) agree to the Lock-Up Agreements, (ii) sign and deliver to the Company Management PoAs, and (iii) waive their right to participate in Priority Offer;

(xi)  The Lock-Up Agreement will expire on the record date for the ERO; provided that, if so agreed by the majority of the Backstop Commitment Parties (as defined in the Chapter 11 Plan and hereinafter used as so defined), the transfer restrictions set forth in the Lock-Up Agreement may be extended from the date of liquidation of the Creditors’ Entities until the settlement date of the ERO; and

(xii)  The Management PoAs will expire upon to the Liquidation of the Creditors’ Entities.

In connection with the Transaction, the Depositary and the Company agree as follows:

1.  ADS Books Closure. The Depositary shall close the Preferred Share ADS books for Preferred Share ADS issuances and cancellations, and shall not process any Preferred Share ADS issuances and cancellations on or about the time of the Conversion of Preferred Shares, and may extend the books closure period thereafter if deemed necessary, and the Depositary will give notice thereof “to the Street” in accordance with standard practice.

2.  Establishment of Common Shares ADR Program. The Depositary and the Company have agreed to (i) establish a sponsored American Depositary Receipts program in respect of the Company’s Common Shares in connection with, inter alia, the Equitization Offer and the Conversion of Preferred Shares into Common Shares (the “Common Shares ADR Program”); and (ii) enter into (x) a Deposit Agreement for the issuance of American Depositary Shares (“Common Share ADSs” and together with the Preferred Share ADSs, the “Azul ADSs”) representing Common Shares held on deposit (the “Common Shares Deposit Agreement” and together with the Preferred Shares Deposit Agreement, the “Azul Deposit Agreements”), (y) a Master Restricted ADS Letter Agreement (the “Common Shares Master RADS Letter Agreement” and together with the Preferred Shares Master RADS Letter Agreement, the “Azul Master RADS Letter Agreements”) in respect of restricted Common Share ADSs that may be issued as contemplated in Section 2.14 of the Common Shares Deposit Agreement, and (z) file a registration statement on Form F-6 with the Commission for the Common Share ADSs and request effectiveness of the registration statement prior to the issuance of Common Share ADSs. The Company hereby instructs the Depositary, and the Depositary agrees to use commercially reasonable efforts, to apply for a new CUSIP number for the Common Share ADSs from the CUSIP Bureau and to cause such CUSIP to be made eligible by DTC for deposit, settlement and clearance through DTC as soon as commercially practicable after the filing of the registration statement on Form F-6 for the Common Share ADSs.

3.  Equitization Offer. The Company hereby directs the Depositary pursuant to Section 2.14 of the Azul Deposit Agreements and the Azul Master RADS Letter Agreements, and the Depositary agrees to use commercially reasonable efforts, to establish ‘restricted’ and ‘partial entitlement’ Azul ADS series to enable the deposit of Common Shares and Preferred Shares by or on behalf of the 1L Creditors’ Entity and the 2L Creditors’ Entity and the issuance and delivery of ‘restricted’ and ‘partial entitlement’ Azul ADSs (“Partial Entitlement Azul RADSs”) in respect of such Azul shares. The Company and the Depositary agree to enter into the applicable RADS Series Supplements (the “Azul RADS Series Supplements”) pursuant to, and upon the terms contemplated in, the Azul Master RADS Letter Agreements detailing the terms of the Partial Entitlement Azul RADSs. The issuance and delivery of the Partial Entitlement Azul RADSs by the Depositary will be subject to (i) the deposit of the requisite Azul shares with the Custodian; (ii) the execution and delivery of the applicable Azul Deposit Agreements, the Azul Master RADS Letter Agreements, the applicable Azul RADS Series Supplements, and the applicable Consent and Delivery Instructions (as contemplated in the applicable Azul RADS Series Supplements); (iii) receipt by the Depositary of satisfactory opinions of the Company’s Brazilian and U.S. counsels covering the establishment of the Common Shares ADR Program, the signing of the Common Shares Deposit Agreement, the Common Shares Master RADS Latter Agreement, and the Azul RADS Series Supplements, and the issuance of the Partial Entitlement Azul RADSs; and (iv) receipt by the Depositary of applicable fees.

4.  Conversion of Preferred Shares / Preferred Share ADSs. The Company hereby directs the Depositary pursuant to Section 4.11 of the Preferred Shares Deposit Agreement, and the Depositary agrees to use commercially reasonable efforts, to (i) establish procedures for the conversion of Preferred Share ADSs for Common Share ADSs (the “Conversion of Preferred Share ADSs”) in connection with the Conversion of Preferred Shares; (ii) establish an effective date (the “Effective Date”) for the Conversion of Preferred Share ADSs into Common Share ADSs and give notice thereof to The New York Stock Exchange and to DTC; and (iii) arrange to establish the applicable procedures with DTC for the cancellation and exchange, as a result of the Conversion, after the Effective Date, of the Preferred ADSs held in DTC, in uncertificated format (other than in DTC) or in certificated format for Common ADSs, after the Effective Date, subject to applicable fees, taxes, and reimbursable expenses, upon the terms described in this Letter Agreement and in the notice to be distributed by the Depositary to holders of Company Preferred Share ADSs detailing the Conversion of Preferred Share ADSs in a form reasonably acceptable to the Company and to the Depositary. No fractional Common Share ADSs will be issued in connection with the Conversion of Preferred Share ADSs. Cash-in-lieu of fractional entitlements to Common Share ADSs is to be distributed at a rate based upon the net proceeds received by the Depositary for the sale of the aggregate of the fractional Common Share ADSs (net of applicable fees, expenses and taxes).

5.  Liquidation of Creditors’ Entities. In connection with the Liquidation of the Creditors’ Entities and the related distribution in kind of the Company’s equity interests to the Holders of the 1L Notes Claims and the Holders of the 2L Notes Claims as contemplated by the Chapter 11 Plan (the “Liquidation Distribution”), the Company hereby directs the Depositary pursuant to the applicable provisions of the Azul Deposit Agreements (including Section 2.14 thereof, to the extent applicable) and the applicable Azul Master RADS Letter Agreements and Azul RADS Series Supplements, and the Depositary agrees to use commercially reasonable efforts, to facilitate the delivery to the applicable recipients of the Azul ADSs (including, as applicable, Restricted ADSs and/or Partial Entitlement Azul RADSs) held by or on behalf of the 1L Creditors’ Entity and/or the 2L Creditors’ Entity in connection with the Liquidation Distribution. The Creditors’ Entities, with the written consent of the Company, shall deliver to the Depositary reasonably prior to the Liquidation Distribution a written instruction (the “Liquidation Delivery Instruction”) setting forth the applicable distribution date and a schedule of recipients and entitlements and customary delivery details (including, as applicable, DTC participant information). The Depositary shall effect such delivery in accordance with the Liquidation Delivery Instruction and the terms of the applicable Azul Deposit Agreements and any applicable RADS Series Supplement(s), including, as specified in the Liquidation Delivery Instruction, by (i) book-entry transfer of Azul ADSs (or Restricted ADSs) on the books of the Depositary and/or through DTC (to the extent eligible), and/or (ii) cancellation of Azul ADSs (or Restricted ADSs) registered in the name of the applicable Creditors’ Entity and issuance and delivery of Azul ADSs (or Restricted ADSs) to the applicable recipients, subject in each case to receipt by the Depositary of (i) satisfactory opinions of the Company’s Brazilian and U.S. counsels covering the Liquidation Distribution, (ii) satisfactory opinion(s) confirming authority and signature(s) covering the Liquidation Delivery Instruction(s), and (iii) applicable fees. To the extent any securities delivered pursuant to the Liquidation Distribution are Restricted ADSs, such Restricted ADSs shall be delivered in the applicable restricted series (and remain non-fungible with unrestricted ADSs) unless and until exchanged in accordance with the applicable documentation and applicable law.

6.  Equity Rights Offer. In connection with the Equity Rights Offer (the “ERO”), and the issuance and delivery of Common Share ADSs to non-Brazilian investors in connection therewith, the Company hereby directs the Depositary pursuant to Section 2.14 of the Common Shares Deposit Agreement and the Common Shares Master RADS Letter Agreement, and the Depositary agrees to use commercially reasonable efforts, to implement the following:

(i)  The Company shall cause to be established, and the Depositary shall use commercially reasonable efforts to maintain at the Company’s instructions, pursuant to the Common Shares Master RADS Letter Agreement, (i) a “Private Placement” restricted ADS series for Common Share ADSs to be issued to ERO participants that are U.S. persons (as defined in Regulation S under the Securities Act (“Regulation S”)) that are reasonably believed to be “qualified institutional buyers” (as defined in Rule 144A) in reliance on Section 4(a)(2) of the U.S. Securities Act of 1933, as amended (the “Securities Act”) pursuant to a “Private Placement” restricted ADS series supplement (a “Private Placement RADS Series Supplement”) and (ii) a separate “Regulation S” restricted ADS series for Common Share ADSs to be issued to ERO participants that are not U.S. persons (as defined in Regulation S) in reliance on Regulation S (such ADSs, the “Regulation S ADSs”) pursuant to a “Regulation S” restricted ADS series supplement (a “Regulation S RADS Series Supplement” and, together with the Private Placement RADS Series Supplement, the “RADS Series Supplements”). The Regulation S ADSs shall be subject to the transfer restrictions under Regulation S during the applicable 40-day Regulation S distribution compliance period (being 40 days after the ERO settlement date) (the “Compliance Period”). During the Compliance Period, each of the Depositary and the Custodian shall close the Common Share ADS facility for the issuance of unrestricted Common Share ADSs to deposits of Common Shares (and otherwise decline to accept deposits that would result in the issuance of unrestricted Common Share ADSs).

(ii)  Once the allocation of Common Shares to be delivered in ADS form in the ERO is finalized, the Company shall complete and deliver to the Depositary an instruction letter indicating (i) the number of Common Shares to be deposited by or on behalf of the Company with the Custodian pursuant to the Common Shares Deposit Agreement and (ii) the corresponding number and series of Common Share ADSs to be issued by the Depositary (the “ERO Instruction Letter”). The Company shall promptly thereafter deposit, or cause to be deposited, the applicable number of Common Shares with the Custodian and shall concurrently deliver to the Depositary the ERO Instruction Letter and the applicable executed delivery instructions for delivery of such Common Share ADSs to the persons entitled thereto, together with any other documents required under the Common Shares Deposit Agreement, the Common Shares Master RADS Letter Agreement or the applicable RADS Series Supplement. Upon receipt of the deposited Common Shares, the Depositary shall issue the applicable Common Share ADSs in uncertificated form and, in accordance with the Company’s delivery instructions, deliver such Common Share ADSs on its books (and, to the extent eligible, through DTC) to the persons entitled to receive such Common Share ADSs pursuant to the ERO, subject in each case to receipt by the Depositary of (i) duly executed ERO Instruction Letter and opinions of the Company’s Brazilian and U.S. counsels covering the issuance and deposit of the Common Shares and the issuance and delivery of the Common Share ADSs in the ERO, (ii) satisfactory confirmations of authority and signature(s) covering the Liquidation Delivery Instruction(s), and (iii) all applicable fees.

(iii)  Upon expiration of the Compliance Period, and provided that the applicable holder is not an ‘affiliate’ of the Company and no other transfer restrictions then apply, the Depositary shall re-designate any outstanding Regulation S ADSs as unrestricted Common Share ADSs of the same class and series as the Company’s unrestricted Common Share ADSs and (y) remove any legends and stop-transfer notations relating solely to Regulation S and make such ADSs fungible with the Company’s unrestricted Common Share ADSs, upon receipt of (i) satisfactory instructions from the Company and opinions of the Company’s Brazilian and U.S. counsels covering the issuance and deposit of Common Shares and the issuance and delivery of Common Share ADSs in the ERO, (ii) satisfactory confirmations of authority and signature(s) covering the Liquidation Delivery Instruction(s), and (iii) applicable fees, delivered in accordance with the terms of the applicable RADS Series Supplement.

(iv)  The Company hereby instructs the Depositary, and the Depositary agrees to use commercially reasonable efforts, to cause the Company’s unrestricted Common Share ADSs, the Restricted ADSs and the Regulation S ADSs (during the Compliance Period) to be eligible for clearance and settlement through DTC, including participation in DTC’s FAST/DRS program, and to obtain, assign and maintain appropriate CUSIP/ISIN identifiers therefor, in each case subject to DTC’s applicable requirements and, with respect to Restricted ADSs, the terms of Section 2.14 of the Common Shares Deposit Agreement, the Common Shares Master RADS Letter Agreement and the applicable RADS Series Supplements.

7.  Depositary Fees. The Company agrees that the Depositary will be entitled to charge holders of Azul ADSs the fees set forth in the Azul Deposit Agreements, subject to the conditions and waivers set forth in Letter Agreement dated January 27, 2017, as amended by the Amendment to the Letter Agreement dated February 19, 2024, as further amended by the Letter Agreement dated April 3, 2025, and further amended by the Amendment to the Letter Agreement dated December [●], 2025, by and between the Company and the Depositary. In the absence of receipt of any applicable fees from the holders of the Azul ADSs, the Depositary shall not be obligated to perform the services contemplated in this Letter Agreement. In addition, the Company shall reimburse the Depositary for all out-of-pocket expenses incurred in connection with the Transaction (and any ancillary corporate actions related to, or deriving from, the Transaction), including, without limitation, fees and expenses of its legal counsel.

8.  Brazilian Tax.

The Company hereby certifies to the Depositary as follows:

(i)  Equitization Offer. [TBD]

(ii)  Conversion of Preferred Shares. [TBD]

(iii)  Liquidation of Creditors’ Entities. [TBD]

(iv)  Equity Rights Offer. [TBD]

9.  U.S. Tax Reporting.

(i)	U.S. Federal Income Tax Treatment.

(a)  Equitization Offer. [TBD]

(b)  Conversion of Preferred Shares. [TBD]

(c)  Liquidation of Creditors’ Entities. [TBD]

(d)  Equity Rights Offer. [TBD]

(ii)  U.S. Tax Reporting. The Depositary will timely prepare and furnish to each holder of ADSs who is treated as receiving a dividend in accordance with the terms hereof a Form 1099-DIV reporting the dividend received by such holder, to the extent required by, and in accordance with, U.S. Treasury Regulations, unless a holder demonstrates their status as a nonresident alien (or other non-U.S. Holder) by providing a properly completed Form W-8 in accordance with U.S. Treasury Regulations (such person, a “Non-U.S. Holder”), or if they otherwise provide evidence of exempt status. In addition, the Depositary will timely prepare and furnish to such holders who receive sale proceeds and/or a cash-in-lieu payment in accordance with the terms hereof Forms 1099-B reporting such amounts received by such holders, to the extent required by, and in accordance with, U.S. Treasury Regulations. The Depositary will also prepare and timely electronically file copies of such Forms 1099-DIV and 1099-B (if applicable) with the IRS. For tax reporting purposes, the Company will promptly provide to the Depositary in a signed officer’s certificate the calculation of the fair market value of the ADSs on the date the Preferred Shares are received by the Depositary on behalf of the ADS holders.

(iii)  Backup Withholding. If the Depositary has not received from an ADS holder a Taxpayer Identification Number (“TIN”) including on a properly completed Form W-9, or if such TIN has not been certified as correct or such holder otherwise fails to comply with applicable backup withholding tax provisions under the U.S. Treasury Regulations, the Depositary will deduct and withhold backup withholding tax (at the rate specified by the Code) from the dividend, sale proceeds, and/or cash-in-lieu payment, as applicable, delivered to such holder (other than a Non-U.S. Holder that provides a properly completed Form W-8 or other exempt recipient) and remit such funds to the IRS in accordance with the Depositary’s standard procedures.

(iv)  Section 6045B Reporting. Notwithstanding any other provision herein, any U.S. tax returns or information statements required to be filed by the Company pursuant to Section 6045B of the Code or the U.S. Treasury Regulations promulgated thereunder shall be prepared and timely filed by the Company, and the Depositary shall not be responsible for preparing or filing any such U.S. tax returns or information statements. The Depositary shall use commercially reasonable efforts to provide information requested by the Company in order to assist the Company in preparing and filing U.S. tax returns or information statements. The Company shall timely post an IRS Form 8937 on its website in accordance with applicable U.S. Treasury Regulations to provide information to holders of the Azul ADSs and shall furnish, or cause to be furnished, a copy of the IRS Form 8937 to the Depositary within 15 days of posting the form on its website.

The Depositary shall not be required to furnish to U.S. Holders any tax reports or forms with respect to the Transaction except as specified above.

(v)  Further Assistance. Should any issue arise regarding U.S. federal income tax reporting or withholding, the Depositary will take such action consistent with the terms of the Deposit Agreements, this Instructions Letter, the Transaction, and as the Company instructs to the Depositary in writing. The Company agrees to reimburse the Depositary for any reasonable out-of-pocket costs incurred in connection with such actions.

10.  Opinion of Counsel. The Company will cause its U.S. counsel and Brazilian counsel to deliver to the Depositary,

(i)  prior to the settlement of the Equitization Offer:

(a)  an opinion from its U.S. counsel that the Equitization Offer and the issuance and delivery of Common Shares and Preferred Shares and Partial Entitlement Azul RADSs as part of the Equitization Offer (x) is exempt from registration under the Securities Act; and (y) the Partial Entitlement Azul RADSs are not ‘restricted securities’ (as defined in the Rule 144 under the Securities Act); and

(b)  an opinion from is Brazilian counsel that the Equitization Offer and the issuance and delivery of Common Shares and Preferred Shares and Partial Entitlement Azul RADSs as part of the Equitization Offer (w) does not violate, or conflict with, the Estatuto Social of the Company or any agreement to which the Company is a party or by which the Company is bound; (x) does not violate any law, rule, regulation, order, judgment, administrative decree, or regulation of Brazil or to which the Company is subject; (y) the Common Shares and Preferred Shares issued and delivered in the Equitization Offer have been duly authorized, validly issued, and are fully paid and non-assessable, are free of any transfer or voting restrictions, and free of any pre-emptive rights; and (z) all requisite permissions, consents, approvals, authorizations, and orders (if any) have been obtained and all requisite filings (if any) have been made in Brazil to enable the Company to complete the Equitization Offer and the issuance and delivery of the Partial Entitlement Azul RADSs.

(ii)  prior to the effective date of the Conversion of Preferred Share ADSs:

(a)  an opinion from its U.S. counsel that the Conversion of Preferred Shares and the Conversion of Preferred Share ADSs (x) is exempt from registration under the Securities Act; and (y) does not and will not violate the provisions of any U.S. federal or New York State statute nor any rule or applicable to the transaction; and

(b)  an opinion from is Brazilian counsel that the Conversion of Preferred Shares and the Conversion of Preferred Share ADSs (w) does not violate, or conflict with, the Estatuto Social of the Company or any agreement to which the Company is a party or by which the Company is bound; (x) does not violate any law, rule, regulation, order, judgment, administrative decree, or regulation of Brazil or to which the Company is subject; (y) the Common Shares issued in the Conversion of Preferred Shares have been duly authorized, validly issued, and are fully paid and non-assessable, are free of any transfer or voting restrictions, and free of any pre-emptive rights; and (z) all requisite permissions, consents, approvals, authorizations, and orders (if any) have been obtained and all requisite filings (if any) have been made in Brazil to enable the Company to complete the Conversion of Preferred Shares and the Conversion of Preferred Share ADSs.

(iii)	prior to the effective date of the Common Shares ADR Program opinions of such counsels as provided in Exhibit A hereto.

(iv)	prior to the effective date of the Liquidation of the Creditors’ Entities and the distribution of Azul ADSs in connection with such liquidation, the opinions contemplated in the applicable Azul RADS Series Supplements and the applicable Azul Master RADS Letter Agreements.

(v)	prior to the deposit of Azul Shares into the Azul ADR programs in connection with the Equity Rights Offer:

(a)  an opinion from its U.S. counsel that the Equity Rights Offer and the issuance and delivery of Common Shares and Preferred Shares and Azul ADSs as part of the Equity Rights Offer is exempt from registration under the Securities Act;

(b)  an opinion from is Brazilian counsel that the Equity Rights Offer and the issuance and delivery of Common Shares and Preferred Shares and Azul ADSs as part of the Equity Rights Offer (w) does not violate, or conflict with, the Estatuto Social of the Company or any agreement to which the Company is a party or by which the Company is bound; (x) does not violate any law, rule, regulation, order, judgment, administrative decree, or regulation of Brazil or to which the Company is subject; (y) the Common Shares and Preferred Shares issued and delivered in the Equity Rights Offer have been duly authorized, validly issued, and are fully paid and non-assessable, are free of any transfer or voting restrictions, and free of any pre-emptive rights; and (z) all requisite permissions, consents, approvals, authorizations, and orders (if any) have been obtained and all requisite filings (if any) have been made in Brazil to enable the Company to complete the Equitization Offer and the issuance and delivery of the issuance and delivery of Common Shares and Preferred Shares and Azul ADSs as part of the Equity Rights Offer.

11.  Blue Sky Filings. The Company will cause its U.S. counsel to make the requisite state filings (if any) required in connection with the delivery of the Common Shares and/or Common Shares.

12.  F-6 Registration Statements. The parties hereto confirm that a signed copy of this Letter Agreement may be filed as an exhibit to the next Registration Statements on Form F-6 (or next amendment to any existing Registration Statements on Form F-6 currently on file) that may be filed in respect of the Azul ADSs.

13.  Company Cooperation. The Company shall, and shall cause its officers, directors, employees, advisors, and agents to, cooperate fully and in good faith with the Depositary to effectuate the Transaction, as contemplated by this Letter Agreement. Such cooperation shall include providing timely access to and sharing of all information, documents, certifications, consents, and approvals reasonably requested by the Depositary; coordinating with the Depositary and any transfer agent, registrar, clearing agency, listing authority, or regulatory body as reasonably requested by the Depositary; and facilitating all procedural, operational, and administrative steps required for settlement, clearance, and any applicable listing or eligibility determinations. The Company shall use commercially reasonable efforts to promptly remediate any deficiencies identified by the Depositary that are within the Company’s control and shall promptly notify the Depositary of any event, circumstance, or change that could reasonably be expected to delay, impair, or prevent consummation of the Transaction.

14.  Indemnity/Survival. The Company acknowledges and agrees that the indemnities provided in Section 5.8 of the Azul Deposit Agreements shall apply to any acts performed or omitted by the Depositary, the Custodian and any of their respective directors, employees, agents, and Affiliates pursuant to (a) this Letter Agreement, or (b) the Transaction generally. For avoidance of doubt, the Company confirms that its obligations under this Section 16 shall survive the Transaction and any amendment and/or termination of the Azul Deposit Agreements.

15.  Governing Law/Jurisdiction. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York. The parties agree that the federal or state courts in the Borough of Manhattan, The City of New York shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute between them that may arise out of, or in connection with, this Letter Agreement and, for such purposes, each irrevocably submits to the non-exclusive jurisdiction of such courts.

The parties irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue of any actions, suits or proceedings brought in any court as provided in this Section 17, and hereby further irrevocably and unconditionally waive, and agree not to plead or claim in any such court, that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The parties further irrevocably and unconditionally waive, to the fullest extent permitted by law, and agree not to plead or claim, any right of immunity from legal action, suit or proceeding, from setoff or counterclaim, from the jurisdiction of any such court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution or judgment, from execution of judgment, or from any other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, and consents to such relief and enforcement against it, its assets and its revenues in any jurisdiction, in each case with respect to any matter arising out of, or in connection with, this Letter Agreement.

THE PARTIES IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF, OR IN CONNECTION WITH, THIS LETTER AGREEMENT AND ANY ACTIONS AND TRANSACTIONS CONTEMPLATED THEREIN (WHETHER BASED ON CONTRACT, TORT, COMMON LAW OR OTHERWISE).

16.  Third-Party Beneficiaries. Nothing in this Letter Agreement, express or implied, is intended to confer upon any person other than the signatories hereto any rights or remedies hereunder or thereunder.

17.  Counterparts. This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of such counterparts shall constitute the same agreement.

[Signature page on following page]

The Company and the Depositary have caused this Letter Agreement to be executed and delivered on their behalf by their respective officers thereunto duly authorized as of the date set forth above.

Very truly yours,

azul S.A.

By:
Name:
Title:

Agreed and Accepted:

CITIBANK, N.A.

By:
Name:
Title:

Exhibit A

Common Shares ADR Program Opinion Requirements

Note to Issuer’s counsel: Set forth below are minimum opinion requirements of Citibank, N.A. acting as depositary for the Issuer’s ADS facility. Please note that Citibank, N.A. reserves the right to request delivery of any other opinions that it considers relevant to the establishment of the ADS facility.

i. Opinion of Issuer’s Local Counsel

The Issuer’s local counsel opinion should address the following:

Authority and good standing

1. The Issuer has been duly incorporated and is a validly existing entity in good standing under the laws of the jurisdiction of its formation with power and authority to enter into the Deposit Agreement and to file the Registration Statement on Form F-6 (the “Registration Statement”) with the SEC and to engage in the transactions contemplated therein. The execution of the Deposit Agreement and the signing and filing of the Registration Statement with the SEC has been duly authorized by all requisite corporate action by and/or on behalf of the Issuer.

Due execution and legal obligation

2. The Deposit Agreement has been duly executed and delivered for and on behalf of the Issuer by an officer of the Issuer that has been duly elected or appointed and thereunto duly authorized and constitutes the legal, valid, and binding agreement of the Issuer, enforceable against the Issuer in accordance with its terms in Brazil except as may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting creditors’ rights generally and general principles of equity. The Registration Statement has been signed for and on behalf of the Issuer by officers thereunto duly authorized and by directors duly elected or appointed and have all requisite power and authority to do so.

Consents, permits, filings

3. All requisite permissions, consents, approvals, authorizations, and orders (if any) have been obtained and all requisite filings (if any) have been made in Brazil to enable the Issuer to enter into the Deposit Agreement, to file the Registration Statement with the SEC, and to engage in the transactions contemplated therein.

Local formalities

4. Neither the Deposit Agreement nor any other document or instrument delivered by the Issuer to the Depositary needs to be recorded or filed with any agency or authority under the laws of Brazil nor does any stamp or similar tax need to be paid under the laws of Brazil to ensure the legality, validity, or admissibility into evidence of the Deposit Agreement.

No conflict

5. None of the terms of the Deposit Agreement violate or conflict with, nor does the execution and delivery of the Deposit Agreement, the filing of the Registration Statement or the consummation of the transactions contemplated therein violate, or conflict with, the Estatuto Social of the Issuer or any agreement to which the Issuer is a party or by which the Issuer is bound.

No violation of law

6. None of the terms nor the transactions contemplated by the Deposit Agreement violate any law, rule, regulation, order, judgment, administrative decree, or regulation of Brazil or to which the Issuer is subject.

Valid issuance of Shares

7. All of the Shares of the Issuer to be deposited in the ADS facility pursuant to the terms of the Deposit Agreement have been duly authorized, validly issued, and are fully paid and non-assessable, are free of any transfer or voting restrictions, and free of any pre-emptive rights.

Enforceability

8. The Deposit Agreement is a valid, binding, and enforceable contract under the laws of Brazil. The Depositary will not (absent negligence, bad faith, or breach of contract and general principles of agency) be subject to any potential liability under the laws of Brazil for taking the actions contemplated in the Deposit Agreement.

Choice of law and forum recognition

9. The choice of forum clause and the choice of law clause contained in the Deposit Agreement will be recognized by the courts of Brazil.

Enforceability of judgments

10. Any judgment entered by a court contemplated in the Deposit Agreement will be held enforceable against the Issuer in the courts of Brazil.

Misstatement and/or omission

11. Nothing in the Deposit Agreement or the form of receipt attached thereto misstates the rights of the holders of the ADSs in respect of the deposited securities and there is nothing contained in the law of Brazil, the Estatuto Social of the Issuer, or in any agreement to which the Issuer is a party and bound which prevents the exercise of any right or the enjoyment of any benefit to which an ADS holder is entitled as a result of owning an ADSs issued under the terms of the Deposit Agreement and which has not been disclosed in the Deposit Agreement and the form of receipt attached thereto.

Reporting

12. There are no reporting obligations under the laws of Brazil on the ADS holders that have not been disclosed in the Deposit Agreement and the form of receipt attached thereto.

Voting

13. The Depositary will not be deemed to be authorized to exercise any discretion when voting in accordance with the terms set forth in Section 4.10 of the Deposit Agreement under the laws of Brazil and the Depositary will not (absent negligence, bad faith or breach of contract, and general principles of agency) be subject to any potential liability under the laws of Brazil for losses arising from the exercise of the voting arrangements set forth in Section 4.10 of the Deposit Agreement.

14. The Depositary will not be subject to any reporting or similar requirements under the laws of Brazil with respect to the ADSs or the Shares underlying such ADSs by virtue of it being a party to the Deposit Agreement and exercising its rights and performing its obligations thereunder or alternatively, describe and applicable reporting requirements.

ii. Opinion of Issuer’s U.S. Counsel

The Issuer’s U.S. counsel opinion should address the following:

Enforceability

1. The Deposit Agreement is valid, binding, and enforceable against the Issuer under the laws of the State of New York except as may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting creditors’ rights generally and general principles of equity.

Investment Company Act

2. The Issuer is not an “Investment Company” within the meaning of Section 3 of the Investment Company Act of 1940, as amended, and the rules issued thereunder.

No Violation

3. The establishment of the ADS facility does not violate any U.S. federal or New York State statute nor any rule or applicable thereto.

Consents, Permits, Filings

4. All requisite permissions, consents, approvals, authorizations, and orders (if any) have been obtained and all requisite filings (if any) have been made in the State of New York to enable the Issuer to enter into the Deposit Agreement and to engage in the transactions contemplated therein.

Jurisdiction / Venue / Service of Process

5. Under the laws of the State of New York relating to personal jurisdiction, the Issuer has under the Deposit Agreement validly and irrevocably submitted to the personal jurisdiction of any state or federal court located in the Borough of Manhattan, the City of New York, New York in any action arising out of or relating to the Deposit Agreement and the transactions contemplated therein, has validly and irrevocably waived any objection to the venue of any proceeding in any such court and has validly, and irrevocably appointed [name of service agent] as its authorized agent for service of process and any service of such agent upon the terms set forth in the Deposit Agreement will be effective to confer such personal jurisdiction over the Issuer.